Exhibit 99.1

Inventure Foods Reports Second Quarter 2017 Financial Results

Company Continues to Make Strong Operational and Financial Improvement

PHOENIX, August 9, 2017 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the second quarter and six months ended July 1, 2017.

Second Quarter 2017 Highlights:

•                  Snack segment net revenues increased 11.6% to $30.7 million

•                  Boulder Canyon brand net revenues increased 11.2%; Boulder Canyon snack net revenues increased 9.4%

•                  Snack private label net revenues increased 34.5%

•                  Snack segment gross profit as a percentage of net revenues increased 150 basis points to 21.2%

•                  Frozen segment gross profit as a percentage of net revenues increased 330 basis points to 17.4%

•                  Net loss from continuing operations was $(1.0) million, or $(0.05) per share

•                  EBITDA* and Adjusted EBITDA* from continuing operations was $3.0 million and $4.0 million, respectively

(All comparisons above are to the second quarter of fiscal 2016)

“Our second quarter financial results reflect another sequential quarterly improvement in our operating and financial results and we are pleased with our continued progress,” commented Terry McDaniel, Chief Executive Officer of Inventure Foods.  “The second quarter benefited from positive demand for our snack products as evidenced by the strength of the Boulder Canyon brand and premium private label sales growth, as well as an increase in both our snack and frozen segment gross profit margin as compared to the prior year. Going forward, our management team and Board of Directors remain diligently focused on our ongoing strategic and financial review to maximize value for our shareholders.”

Second Quarter Fiscal 2017

Consolidated net revenues decreased 11.1% to $51.4 million, compared to $57.8 million in the second quarter of the prior year. An 11.6% increase in snack segment net revenues was offset by a 31.7% decrease in frozen segment net revenues which is discussed further under “Segment Review” below.

Gross profit was $10.1 million compared to $9.7 million in the second quarter of 2016 and as a percentage of net revenues increased 290 basis points to 19.7% compared to 16.8% in the prior year period.  This increase in gross profit was attributable to a $1.1 million increase in the snack segment, partially offset by a $0.7 million decrease in the frozen segment, which is discussed further under “Segment Review” below.

Selling, general and administrative (“SG&A”) expenses were $8.7 million an increase of $1.1 million compared to the prior year period. SG&A expenses as a percentage of net revenues increased to 16.9% compared to 13.2% in the second quarter of 2016. Excluding a $1.0 million of professional fees associated with the Company’s ongoing strategic review in the second quarter of 2017, adjusted SG&A expenses* remained flat, and as a percentage of net revenues increased to 14.9% compared to 13.2% in the second quarter of 2016 as a result of increased expenses associated with other legal, medical and accrued bonus costs.

Interest expense was $2.4 million for the second quarter of 2017, an increase of $0.4 million, compared to $2.0 million in the prior year period as a result of higher interest rates.

The second quarter of 2017 EBITDA from continuing operations* was adjusted to exclude $1.0 million related to professional fees associated with the ongoing strategic review. Adjusted EBITDA from continuing operations* for the second quarter of 2017 was $4.0 million compared to $3.7 million for the second quarter of 2016.

Net loss from continuing operations was $(1.0) million, or a loss of $(0.05) per share, for the second quarter of 2017, compared to net income of $61,000, or income of $0.01 per share, for the prior year period. Adjusted net income from continuing operations* was $37,000, or $0.00 adjusted diluted income from continuing operations per share* for the second quarter of 2017, compared to adjusted net income from continuing operations* of $61,000, or $0.01 adjusted diluted income from continuing operations per share*, for the second quarter of 2016.

Year-to-Date Fiscal 2017

Consolidated net revenues decreased 12.2% to $101.0 million for the six months ended July 1, 2017, compared to $115.0 million in the prior year period. Snack segment net revenues increased 8.5% and frozen products segment net revenues decreased 29.5%.

Net loss from continuing operations was $(2.2) million, or $(0.11) loss per share, for the first six months of 2017, compared to net income of $0.1 million, or $0.01 diluted income per share, in the prior year period.  Excluding a tax effected gain of $1.3 million related to an escrow settlement and tax effected professional fees associated with the ongoing strategic review of $1.1 million, adjusted net loss from continuing operations* was $(2.4) million, or $(0.12) adjusted diluted loss from continuing operations per share*, for the first six months of 2017.

Adjusted EBITDA* was $5.6 million for the first six months of 2017, compared to $7.3 million in the prior year period.

Segment Review

The Company has two reportable segments: snack products and frozen products. The snack products segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, popcorn and extruded products for sale primarily to snack food distributors and retailers. The frozen products segment includes frozen fruits, beverages and desserts, for sale primarily to grocery stores, club stores and mass merchandisers.

Snack Products Segment: Net revenues for the second quarter of 2017 increased 11.6% to $30.7 million, compared to $27.5 million in the prior year period, primarily as a result of strong increases in both Boulder Canyon and private label sales partially offset by reduced license brand sales.  For the second quarter of 2017, gross profit was $6.5 million compared to $5.4 million, and as a percentage of net revenues increased 150 basis points to 21.2%, compared to 19.7% in prior year period, primarily due to lower trade promotion spending compared to the second quarter of 2016.

Net revenues during the six months ended July 1, 2017 were $56.8 million, an 8.5% increase from $52.4 million in the prior year period. This increase was driven primarily as a result of strong increases in both Boulder Canyon and private label sales partially offset by reduced license brand sales.  Gross profit for the six months ended July 1, 2017 was $10.3 million, compared to $9.9 million in the prior year, and as a percentage of net revenues decreased slightly to 18.1% compared to 18.9% in the prior year period, primarily due to higher trade promotion spending primarily in the first quarter of 2017 and reductions in inventory standard costs that occurred in the first quarter of 2017.

Frozen Products Segment: Net revenues for the second quarter of 2017 decreased 31.7% to $20.7 million, compared to $30.3 million in the prior year period, primarily as a result of reduced private label sales distribution and a frozen berry market price decrease, as well as a reduction in Jamba at-home smoothie sales.  For the second quarter of 2017, gross profit was $3.6 million, compared to $4.3 million in the prior year period, and as a percentage of net revenues increased 330 basis points to 17.4% compared to 14.1%.  The significant improvement in the frozen segment gross margin was driven by fewer purchases of higher priced frozen berries in addition to reduced 2016 harvest fruit prices.

Net revenues for the six months ended July 1, 2017 were $44.2 million, a decrease of 29.5%, from $62.6 million in the prior year period, a result of reduced private label sales distribution and a frozen berry market price decrease, as well as a reduction in Jamba at-home smoothie sales. For the six month ended July 1, 2017, gross profit was $8.3 million compared to $9.1 million in the prior year period, and as a percentage of net revenues increased 440 basis points to 18.9% compared to 14.5% in the prior year period. The significant improvement in the frozen products segment gross margin was driven by a fewer purchases of higher priced frozen berries in addition to reduced 2016 harvest fruit prices.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms from continuing operations: Adjusted selling, general and administrative expenses, EBITDA, adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share to the most comparable GAAP financial measures.

Conference Call

The Company will hold an investor conference call today, Wednesday, August 9, 2017, at 11:00 a.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 55497820. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, and Oregon, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, and Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact
Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to achieve revenue and profit growth in the short or long term, its ability to complete a strategic alternative or transaction to increase shareholder value, its ability manage or mitigate operational issues, and its ability to turnaround or improve its consolidated financial performance during 2017.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, ability to execute strategic initiatives, ability to continue as a going concern, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation,  product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended		Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Net revenues	$51,356	$57,797	$100,974	$114,977
Cost of revenues	41,244	48,094	82,348	95,994
Gross profit	10,112	9,703	18,626	18,983
Operating expenses:
Selling, general & administrative expenses	8,668	7,609	15,924	14,763
Operating income	1,444	2,094	2,702	4,220
Non-operating expense:
Interest expense	2,425	1,967	4,787	3,968
Income (loss) from continuing operations before income tax expense	(981)	127	(2,085)	252
Income tax expense	11	66	113	114
Net Income (loss) from continuing operations	(992)	61	(2,198)	138
Discontinued operations, net of taxes	75	(339)	(12,858)	(1,434)
Net loss	$(917)	$(278)	$(15,056)	$(1,296)

Income (loss) per common share:

Basic income (loss) from continuing operations	$(0.05)	$0.01	$(0.11)	$0.01
Basic income (loss) from discontinued operations	$0.00	$(0.02)	$(0.66)	$(0.08)
Basic loss per share	$(0.05)	$(0.01)	$(0.77)	$(0.07)

Diluted income (loss) from continuing operations	$(0.05)	$0.01	$(0.11)	$0.01
Diluted income(loss) from discontinued operations	$0.00	$(0.02)	$(0.66)	$(0.08)
Diluted loss per share	$(0.05)	$(0.01)	$(0.77)	$(0.07)

Weighted average number of common shares:
Basic	19,741	19,628	19,708	19,616
Diluted	19,741	19,902	19,708	19,881

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	July 1, 2017	December 31, 2016

Assets
Current assets:
Cash and cash equivalents	$3,007	$776
Accounts receivable, net allowance	16,929	16,334
Inventories	44,325	72,188
Other current assets	2,607	3,216
Total current assets	66,868	92,514

Property and equipment, net	52,069	65,484
Goodwill	14,985	14,985
Trademarks and other intangibles, net	4,749	7,243
Other assets	1,326	1,254
Total assets	$139,997	$181,480

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$25,959	$29,462
Accrued liabilities	8,367	9,533
Line of credit	19,949	32,761
Current portion of term debt	71,051	82,380
Total current liabilities	125,326	154,136

Deferred income tax liability	3,353	1,376
Other liabilities	2,065	2,279
Total liabilities	130,744	157,791

Shareholders’ equity:
Common stock	202	200
Additional paid-in capital	36,339	35,721
Accumulated deficit	(26,817)	(11,761)
Retained earnings	9,724	24,160

Less: treasury stock	(471)	(471)
Total shareholders’ equity	9,253	23,689
Total liabilities and shareholders’ equity	$139,997	$181,480

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company presents certain non-GAAP measures in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  The Company presents EBITDA from continuing operations and adjusted EBITDA from continuing operations because it believes they provide useful information regarding the Company’s ability to meet its future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of the Company’s financial condition.  The Company also presents adjusted net income (loss) from continuing operations, adjusted diluted income (loss) from continuing operations per share, and adjusted SG&A expenses because it believes they provide useful information regarding the Company’s normal operating results and allow for better comparability with current period operating results.  These non-GAAP measures are intended to provide additional information only and have certain inherent limitations as analytical tools and should not be used in isolation or as a substitute for results reported under GAAP.  Further, non-GAAP measures may not be comparable to similarly titled measures used by other companies.  Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided below.

INVENTURE FOODS, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(in thousands)

(unaudited)

EBITDA from continuing operations is defined as net income (loss) from continuing operations with interest expense, income taxes, depreciation and amortization added back. EBITDA from continuing operations for the fiscal quarter and six months ended July 1, 2017 were further adjusted for professional fees associated with the strategic review and to exclude the gain on escrow settlement.  These adjustments were made since they are not related to our core business, to arrive at adjusted EBITDA from continuing operations. The GAAP financial measure that is most directly comparable to EBITDA from continuing operations is net cash provided by operating activities.

	Quarter Ended		Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Reconciliation — EBITDA from continuing operations:
Reported net income (loss) from continuing operations	$(992)	$61	$(2,198)	$138
Add back: Interest	2,425	1,967	4,787	3,968
Add back: Income tax expense	11	66	113	114
Add back: Depreciation	1,472	1,490	2,956	2,943
Add back: Amortization of intangible assets	82	83	164	165
EBITDA from continuing operations	2,998	3,667	5,822	7,328
Adjustments:
Add: Strategic review professional fees	1,017	—	1,052	—
Less: Gain on escrow settlement	—	—	(1,236)	—
ADJUSTED EBITDA from continuing operations	$4,015	$3,667	$5,638	$7,328

Adjusted net income (loss) from continuing operations and adjusted diluted income (loss) from continuing operations per share for the fiscal quarter and six months ended July 1, 2017 were further adjusted for professional fees associated with the strategic review and to exclude the gain on escrow settlement. These adjustments were made in order to make a more meaningful comparison of our 2017 operating performance.  A reconciliation of adjusted net income (loss) from continuing operations to net income (loss) from continuing operations is as follows (in thousands):

	Quarter Ended		Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Reported net income (loss) from continuing operations	$(992)	$61	$(2,198)	$138
Add: Strategic review professional fees, net of tax	1,029	—	1,109	—
Less: Gain on escrow settlement, net of tax	—	—	(1,303)	—
Adjusted net income (loss) from continuing operations	$37	$61	$(2,392)	$138
Adjusted diluted income (loss) from continuing operations per share	$0.00	$0.01	$(0.12)	$0.01

Adjusted selling, general and administrative expenses for the fiscal quarter and six months ended July 1, 2017 were further adjusted for professional fees associated with the strategic review and to exclude the gain on escrow settlement.  A reconciliation of adjusted SG&A expenses to SG&A expenses is as follows (in thousands):

	Quarter Ended		Six Months Ended
	July 1, 2017	June 25, 2016	July 1, 2017	June 25, 2016
Adjusted selling, general and administrative expenses	$7,651	$7,609	$16,108	$14,763
Add: Strategic review professional fees	1,017	—	1,052	—
Less: Gain on escrow settlement	—	—	(1,236)	—
Selling, general and administrative expenses	$8,668	$7,609	$15,924	$14,763